UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Exhibit 99.1

On July 31, 2017, Discovery Communications, Inc. (“Discovery” or "the Company") filed a Current Report on Form 8-K (the "Original Form 8-K") announcing that it entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 30, 2017, among Discovery, Scripps Networks Interactive, Inc., an Ohio corporation (“Scripps”), and Skylight Merger Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Discovery (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Scripps (the “Merger”). Scripps will continue as the surviving company in the Merger and will be wholly owned by Discovery. The Merger Agreement was approved by Discovery's Board of Directors (the "Discovery Board"). On February 26, 2018, the U.S. Department of Justice notified the Company that it had closed its investigation into Discovery's proposed acquisition of Scripps.
In connection with the previously announced offer to exchange any and all of the outstanding Scripps notes for newly-issued series of senior notes issued by Discovery Communications, LLC, which will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Discovery and Scripps, Discovery is providing the unaudited pro forma condensed combined financial statements and explanatory notes as of and for the year ended December 31, 2017.
The unaudited pro forma condensed combined financial statements, which we refer to as the unaudited pro forma financial statements, presented below are derived from the historical consolidated financial statements of Discovery and Scripps. The following unaudited pro forma financial statements and related notes present the historical financial statements of the combined company as if the Merger had been completed as of December 31, 2017 for purposes of the unaudited pro forma combined balance sheet and as of January 1, 2017 for the purposes of the unaudited pro forma combined statement of operations. The historical consolidated financial information has been adjusted in the unaudited pro forma financial statement to give pro forma effect to events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma financial statements should be read in conjunction with (i) the accompanying notes to the unaudited pro forma financial statements; (ii) the historical financial statements of Discovery and the accompanying notes in Discovery’s Annual Report on Form 10-K for the year ended December 31, 2017 and (iii) the historical financial statements of Scripps and the accompanying notes in Scripps’ Annual Report on Form 10-K for the year ended December 31, 2017.
The unaudited pro forma financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger been completed on or as of the dates indicated. Since the unaudited pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded at the date of the Merger may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed. In addition, the unaudited pro forma financial statements do not intend to project the future financial position or operating results of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2017
(in millions, except par value)

	Historical		Pro Forma
	Discovery	Scripps (a)	Adjustments	Notes	Combined
ASSETS
Current assets:
Cash and cash equivalents	$7,309	$130	$(6,809)	(b)	$630
Receivables, net	1,838	915	—		2,753
Content rights, net	410	635	(554)	(c)	491
Prepaid expenses and other current assets	434	69	—		503
Total current assets	9,991	1,749	(7,363)		4,377
Noncurrent content rights, net	2,213	475	554	(c)	3,242
Property and equipment, net	597	333	—		930
Goodwill, net	7,073	1,820	4,652	(d)	13,545
Intangible assets, net	1,770	1,110	7,960	(e)	10,840
Equity method investments, including note receivable	335	765	133	(f)	1,233
Other noncurrent assets	576	270	—		846
Total assets	$22,555	$6,522	$5,936		$35,013
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$(277)	$(48)	$—		$(325)
Accrued liabilities	(1,309)	(377)	7	(b)	(1,679)
Deferred revenues	(255)	(148)	45	(g)	(358)
Current portion of debt	(30)	—	—		(30)
Total current liabilities	(1,871)	(573)	52		(2,392)
Noncurrent portion of debt	(14,755)	(2,522)	(1,993)	(h)	(19,270)
Deferred income taxes	(319)	—	(1,877)	(i)	(2,196)
Other noncurrent liabilities	(587)	(315)	—		(902)
Total liabilities	(17,532)	(3,410)	(3,818)		(24,760)
Redeemable noncontrolling interests	(413)	—	—		(413)
Equity:
Stockholders’ equity:
Series A-1 convertible preferred stock: $0.01 par value	—	—	—		—
Series C-1 convertible preferred stock: $0.01 par value	—	—	—		—
Series A common stock: $0.01 par value	(1)	(1)	1	(j)	(1)
Series B convertible common stock: $0.01 par value	—	—	—		—
Series C common stock: $0.01 par value	(4)	—	(2)	(j)	(6)
Additional paid-in capital	(7,295)	(1,449)	(1,729)	(j)	(10,473)
Treasury stock, at cost	6,737	—	—		6,737
Retained earnings	(4,632)	(1,342)	1,372	(j)	(4,602)
Accumulated other comprehensive loss	585	13	(13)	(j)	585
Total equity attributable to controlling interest holders	(4,610)	(2,779)	(371)		(7,760)
Noncontrolling interests	—	(333)	(1,747)	(l)	(2,080)
Total equity	(4,610)	(3,112)	(2,118)		(9,840)
Total liabilities and equity	$(22,555)	$(6,522)	$(5,936)		$(35,013)
See notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2017
(in millions, except per share amounts)

	Historical		Pro Forma
	Discovery	Scripps (a)	Adjustments	Notes	Combined
Revenues:
Distribution	$3,474	$955	$—		$4,429
Advertising	3,073	2,505	—		5,578
Other	326	101	—		427
Total revenues	6,873	3,561	—		10,434
Costs and expenses:
Costs of revenues, excluding depreciation and amortization	2,656	1,254	—		3,910
Selling, general and administrative	1,768	881	(97)	(b,k)	2,552
Impairment of goodwill	1,327	1	—		1,328
Depreciation and amortization	330	151	1,029	(e)	1,510
Restructuring and other charges	75	—	—		75
Loss on disposition	4	—	—		4
Total costs and expenses	6,160	2,287	932		9,379
Operating income	713	1,274	(932)		1,055
Interest expense	(475)	(93)	(200)	(h)	(768)
Loss on extinguishment of debt	(54)	—	—		(54)
(Loss) income from equity investees, net	(211)	60	—		(151)
Other (expense) income, net	(110)	70	77	(o)	37
(Loss) income before income taxes	(137)	1,311	(1,055)		119
Income tax (expense)/benefit	(176)	(497)	390	(m)	(283)
Net (loss) income	(313)	814	(665)		(164)
Net income attributable to noncontrolling interests	—	(190)	89	(e)	(101)
Net income attributable to redeemable noncontrolling interests	(24)	—	—		(24)
Net (loss) income available to the Registrant	$(337)	$624	$(576)		$(289)

Net (loss) income per share available to the Registrant's common stockholders:
Basic	$(0.59)	$4.79		(n)	$(0.40)
Diluted	$(0.59)	$4.76		(n)	$(0.40)
Weighted average shares outstanding:
Basic	384	130	139	(n)	523
Diluted	576	131	139	(n)	715
See notes to the unaudited pro forma condensed combined financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION
Basis of Presentation
The Merger is reflected in the unaudited pro forma financial statements as being accounted for under the acquisition method of accounting. Under the acquisition method, the stock settled portion of the total estimated purchase price as described in Note 2 will be measured using the market closing price of Discovery Series C common stock at the closing date. This may result in a merger consideration value that is different from that assumed for purposes of preparing these unaudited pro forma financial statements. Discovery will record all assets, liabilities and non-controlling interests assumed at their respective acquisition-date fair values.
As indicated in Note 3 to the unaudited pro forma financial statements, Discovery has made certain adjustments to the historical book values of the assets, liabilities and non-controlling interests of Scripps to reflect preliminary estimates of fair value necessary to prepare the unaudited pro forma financial statements, with the excess of the purchase price over the fair value of the net assets of Scripps recorded as goodwill. In the opinion of Discovery's management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made. Discovery will perform a detailed review of Scripps' accounting policies in connection with the completion of the acquisition and, therefore, while all adjustments necessary to conform Scripps' and Discovery's financial statements may not have yet been identified, Discovery has made estimates based on the best available information. As a result, amounts used in these unaudited pro forma financial statements will differ from the ultimate amounts once Discovery has determined the final allocation of the merger consideration, completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations, and identified any additional necessary conforming accounting policy changes for Scripps. Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein. The unaudited pro forma financial statements are based on available information and certain assumptions that Discovery's management believes are reasonable.
The unaudited pro forma financial statements also do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, the total expected costs to integrate the operations of Discovery and Scripps, or the total expected costs necessary to achieve such cost savings, operating synergies and revenue enhancements.
Certain reclassifications have been made to the historical presentation of Scripps to conform to the presentation used in the unaudited pro forma financial statements (See Note 3, footnote a). These reclassifications have no impact on the historical operating income, income from continuing operations, income from continuing operations attributable to the company, total assets, liabilities or shareholders’ equity reported by Discovery or Scripps. Upon consummation of the acquisition, further review of Scripps' financial statements may result in additional reclassifications to conform to Discovery's presentation.
NOTE 2. ESTIMATED MERGER CONSIDERATION AND PRELIMINARY PURCHASE PRICE ALLOCATION
On February 26, 2018, the U.S. Department of Justice notified the Company that it had closed its investigation into Discovery's proposed acquisition of Scripps in a cash-and-stock transaction. The estimated merger consideration for the acquisition totals $12.0 billion, including cash of $8.8 billion and stock of $3.2 billion based on the Series C common stock price as of March 1, 2018. In addition, the Company will assume and exchange Scripps' net debt of approximately $2.5 billion. The transaction is expected to close on March 6, 2018.
As of the close of trading on March 1, 2018 (the trading day three days prior to the anticipated closing date of the Merger), the volume weighted average price of the Discovery Series C common stock on the NASDAQ Global Select Market measured cumulatively over the 15 trading days ending on (and including) the third trading day prior to the completion of the merger was $22.8471 and Discovery has elected to exercise in full the cash top-up option pursuant to the Merger Agreement. Therefore, assuming the closing of the Merger on the anticipated closing date, the merger consideration will consist of (i) for Scripps shareholders electing the mixed consideration or not making an election, $65.82 in cash and 1.0584 shares of Discovery Series C common stock for each Scripps share, (ii) for Scripps shareholders electing the cash consideration, $90.00 in cash for each Scripps share and (iii) for Scripps shareholders electing the stock consideration, 3.9392 shares of Discovery Series C common stock for each Scripps share, subject to the terms and conditions set forth in the Merger Agreement including, in the case of Scripps shareholders making the cash or stock election, the proration procedures set forth in the Merger Agreement to the extent cash or stock is oversubscribed. Outstanding employee equity awards or share-based awards that vest upon the change of control will be acquired with a similar combination of cash and shares of Discovery Series C common stock pursuant to terms specified in the Merger Agreement. The total merger consideration will fluctuate based upon changes in the number of Scripps common shares, stock options, and other equity-based awards outstanding on the closing date. Discovery will also pay certain transaction costs incurred by Scripps. The post-closing impact of the formula was intended to result in Scripps’

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

shareholders owning approximately 20% of Discovery’s fully diluted common shares and Discovery’s shareholders owning approximately 80%. The Company will utilize debt and cash on hand to finance the cash portion of the transaction.
The following table summarizes the components of the estimated merger consideration (in millions of dollars and shares, except for per share amounts, share conversion ratio and stock option conversion ratio) as of March 1, 2018.

Outstanding Scripps equity
Scripps shares outstanding	130
Cash consideration including collar payment (per Scripps share)	$65.82
Cash portion of purchase price	$8,588

Scripps shares outstanding	130
Share conversion ratio (per Scripps share)	1.0584
Discovery Series C common stock assumed to be issued***	138
Discovery Series C common stock price per share**	$22.70
Estimated equity portion of purchase price	$3,135

Outstanding shares under Scripps share-based compensation programs
Shares under Scripps share-based compensation programs	3
Scripps share-based compensation converting to cash	2
Average cash consideration (per share less applicable exercise price)	$40.32
Estimated cash portion of purchase price*	$79

Scripps share-based compensation converting to Discovery Series C common stock	1
Stock option conversion ratio (based on intrinsic value per award)	4
Discovery Series C common stock (1) or options (2) assumed to be issued***	3
Average equity consideration (intrinsic value of Discovery Series C common stock or options to be issued as consideration)	$14.29
Estimated equity portion of purchase price**	$45

Scripps transaction costs to be paid by Discovery	$105

Total estimated consideration to be paid	$11,952

* Reflects per share value of Discovery stock to be received by Scripps based on the DISCK stock price of $22.85 in accordance with the plan of merger.
** Reflects per share value of Discovery stock to be received by Scripps based on the DISCK stock price of $22.70 as of March 1, 2018. The final purchase price per share and corresponding total consideration will be determined on the date of closing.
*** The total assumed share issuance of Discovery Series C common stock to Scripps shareholders is 139 million shares, comprised of 138 million shares converted from outstanding Scripps common stock at the share conversion ratio in the table above, plus 1 million in Scripps share-based compensation awards that will convert to Discovery Series C common stock.
Balances reflect rounding of dollar and share amounts to millions, which may result in differences for recalculated amounts compared with the amounts presented above.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Preliminary Purchase Price Allocation
The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with ASC Topic 805, which will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the date control is obtained. Accordingly, the costs to acquire such interests will be allocated to the underlying net assets based on their respective fair values, including noncontrolling interests. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill.
The following table summarizes the allocation of the preliminary purchase price as of December 31, 2017 (in millions):

Fair Market Value
Total current assets	$1,195
Goodwill, net	6,472
Intangibles assets, net	9,070
Equity method investments	898
Other noncurrent assets	1,632
Total current liabilities	(528)
Long-term debt	(2,515)
Deferred taxes	(1,877)
Other noncurrent liabilities	(315)
Noncontrolling interests	(2,080)
Total estimated consideration to be paid	$11,952
The allocation of purchase price is preliminary at this time, and will remain preliminary until Discovery finalizes the valuation of the net assets acquired, which is not expected to be substantially complete until after the Merger has closed. The final allocation of the purchase price is dependent on a number of factors, including the final determination of fair value of all tangible and intangible assets acquired and liabilities assumed, including noncontrolling interests, as of the closing date of the Merger. Such final adjustments, including changes to amortizable tangible and intangible assets, may be material. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.
The unaudited pro forma financial statements do not reflect:

•
All reclassifications or adjustments to conform Scripps financial statement presentation or accounting policies to those adopted by Discovery. Discovery has made estimates based on the best available information.

•
Potential additional fair value adjustments to cost method investments, content and property, plant and equipment. For these balance sheet accounts, management has preliminarily concluded that book value approximates fair value. There may be additional fair market value adjustments related to these accounts.

•	Potential fair value adjustments for certain tax assets and liabilities. For these balance sheet accounts, management has preliminarily concluded that book value approximates fair value.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 3. RECLASSIFICATIONS AND ADJUSTMENTS
The unaudited pro forma adjustments related to the transaction included in the unaudited pro forma financial statements are as follows:

(a) Reclassifications
Reflects certain reclassifications that have been made to the historical presentation of Scripps consolidated financial statements to conform to the presentation used in the unaudited pro forma financial statements.
The following are details of the adjustments made to the Scripps statement of financial position as of December 31, 2017 (in millions).

Investments - As reported	$741
Add: Note receivable	103
Less: Cost method investments	(79)
Equity method investments, including note receivable - unaudited pro forma financial statements	$765

Deferred income taxes - As reported	$104
Other noncurrent assets - As reported	190
Less: Note receivable	(103)
Add: Cost method investments	79
Other noncurrent assets - unaudited pro forma financial statements	$270

Accrued liabilities - As reported	$190
Employee compensation and benefits - As reported	102
Program rights payable - As reported	85
Accrued liabilities - unaudited pro forma financial statements	$377
The following are details of the adjustments made to the Scripps statement of operations for the year ended December 31, 2017 (in millions).

Year Ended December 31, 2017
Depreciation - As reported	$58
Amortization - As reported	93
Depreciation and amortization - unaudited pro forma financial statements	$151

Loss on derivatives - As reported	$(11)
Loss on sale of investments - As reported	(1)
Miscellaneous, net - As reported	82
Other income, net - unaudited pro forma financial statements	$70
Scripps' historical numbers have been rounded to conform with Discovery's presentation (in millions).

(b) Cash and cash equivalents
Reflects adjustments to cash and cash equivalents for the impacts of cash proceeds and expenditures directly attributable to the Merger as follows (in millions).

Discovery proceeds from draw on term loans	$2,000
Cash portion of consideration paid by Discovery	(8,772)
Discovery estimated transaction costs	(37)
Total adjustments to cash and cash equivalents	$(6,809)
During the year ended December 31, 2017, Discovery and Scripps recorded transaction costs of $68 million and $29 million, respectively, which have been eliminated from the unaudited pro forma condensed combined statement of operations. The transaction costs in the table above refer to estimated amounts not yet incurred and unpaid amounts as of December 31, 2017.

(c) Content rights, net
Reflects an adjustment of $554 million to present all produced and coproduced content as noncurrent.

(d) Goodwill, net
To record the preliminary value of goodwill created as a result of the Merger ($6.5 billion) and to eliminate the historical goodwill of Scripps ($1.8 billion). See Note 2 for an explanation of the calculation of goodwill recorded.

(e) Intangible assets, net and depreciation and amortization
Reflects an adjustment as follows: an $8.0 billion net increase to intangible assets to reflect the preliminary allocation of the purchase price to the fair value of Scripps' intangible assets ($9.1 billion fair value, less $1.1 billion historical intangible assets of Scripps). A preliminary estimate of amortization for these intangibles is reflected in the unaudited pro forma condensed combined statement of operations using the straight-line amortization method as noted below (in millions, except years).

Asset	Estimated Fair Value	Estimated Weighted Average Useful Life in Years	Year Ended December 31, 2017 Amortization Expense
Trademarks and trade names	$1,235	10	$124
Advertiser relationships	5,015	10	501
Ad Backlog	265	1	265
Affiliate relationships	2,355	12	196
Broadcast licenses	122	6	20
Acquired rights and other	78	5	16
	$9,070		$1,122
Historical intangible assets and amortization expense	(1,110)		(93)
Pro forma adjustments	$7,960		$1,029

Amount attributable to noncontrolling interests, net of tax			89
Due to limited information available, the detailed valuation studies necessary to arrive at the required estimates of the fair values for these assets and useful lives is not yet complete. Changes to the fair values of these assets and liabilities could have a material impact on the accompanying unaudited pro forma financial statements and will also result in changes to goodwill and deferred tax liabilities. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in amortization expense of approximately $113 million for the year ended December 31, 2017, based on the estimated useful lives used above. The final estimated useful lives could range from 1 to 12 years for advertiser relationships and trademarks and trade names, and from 12 to 17 years for affiliate relationships. The ad backlog asset is expected to be amortized to expense over the first 12 months following completion of the acquisition.

(f) Equity method investments, including note receivable
Reflects adjustments of $133 million for an increase in the fair value of equity method investments. The balance also includes Scripps' $662 million in historical equity method investments and $103 million in notes receivable from equity method investees.

(g) Deferred revenues
Reflects a fair value adjustment to reduce Scripps historical deferred revenues balance by $45 million, or 30%, as of December 31, 2017. Due to limited information, this reduction to the book value of Scripps historical deferred revenues balance is based on a preliminary assessment performed by Discovery to determine a best estimate of the fair value of the obligation on the acquisition date.

(h) Noncurrent portion of debt and interest expense
Discovery will finance the cash portion of the merger with proceeds from approximately $8.8 billion in new par value debt comprised of approximately $6.8 billion in senior notes that were issued on September 21, 2017 at a weighted-average interest rate of 3.9% and a planned $2.0 billion delayed draw on the unsecured term loan facility that was entered into on August 11, 2017. The interest rates on the terms loans are based, at the Company's option, on either adjusted LIBOR plus a margin, or an alternate base rate plus a margin.
The approximately $2.5 billion of Scripps long-term debt to be assumed upon completion of the Merger was adjusted to fair value using observed trades or executable quotes as of February 23, 2018 and discounted cash flow methodology when observable prices were not available.
Pro forma debt increases as follows (in millions).

As of December 31, 2017
Draw on term loans	$(2,000)
Fair value adjustment of assumed Scripps long-term debt	25
Elimination of unamortized Scripps' deferred debt issuance costs and discounts	(18)
Total debt adjustment	$(1,993)
Pro forma interest expense increases as follows (in millions).

Year Ended December 31, 2017
Estimated annual interest expense on senior notes	$(262)
Interest expense and amortization of debt issuance costs on senior notes for the period of September 21 - December 31, 2017	76
Estimated amortization of debt issuance costs on senior notes	(7)
Total adjustments related to senior notes	(193)
Estimated annual interest expense on term loans	(52)
Amortization of commitment fees on bridge and term loans for the period of September 21 - December 31, 2017*	45
Elimination of previously recognized amortization related to Scripps deferred debt issuance costs and discounts	5
Amortization of net discount as a result of adjusting assumed Scripps long-term debt to fair value	(5)
Total interest expense adjustment	$(200)
* On July 30, 2017, the Company obtained a commitment letter from a financial institution for a $9.6 billion unsecured bridge term loan facility that could have been used to complete the Scripps transaction. No amounts were drawn under the bridge loan commitment. Following the execution of the Term Loans and the issuance of the Senior Notes, the commitment was terminated. The Company incurred $40 million of debt issuance costs, which were fully amortized as a component of interest expense following the issuance of the Senior Notes. Additionally, the Company incurred $5 million of upfront and commitment fees on the Term Loans which were also amortized as a component of interest expense during the period ended December 31, 2017. There were no borrowings made on the Term Loans as of December 31, 2017. A pro forma adjustment has been reflected to eliminate the non-recurring impact of such debt issuances costs.

(i) Deferred income taxes
Represents the required adjustment for the deferred income tax impact of this non-taxable Merger transaction, which was calculated using a blended 23% U.S. federal, state and local statutory tax rate, net of federal tax benefit, multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill, as calculated below (in millions):

Fair value adjustment to increase intangible assets	$7,960
Fair value adjustment to decrease long-term debt	25
Fair value adjustment to decrease deferred revenue	45
Fair value adjustment to equity method investment	133
Total fair value adjustments	8,163
Blended U.S. federal, state and local statutory tax rate, net of federal tax benefit	23%
Pro forma adjustment to deferred income taxes	$(1,877)

(j) Equity
Reflects adjustments to eliminate Scripps' historical equity balances and record estimated consideration at fair value (in millions).

Pro forma elimination of Scripps Series A common stock, at par value	1

Pro forma adjustment to common stock, at par value for equity consideration	(2)

Equity consideration recorded as additional paid-in capital	$(3,178)
Elimination of Scripps historical paid-in capital in excess of par value	1,449
Pro forma adjustment to additional paid-in capital	$(1,729)

Discovery's transaction costs	$30
Elimination of Scripps historical beginning retained earnings	1,342
Pro forma adjustment to reduce retained earnings	$1,372

Pro forma adjustment to accumulated other comprehensive loss	$(13)

(k) Preferred stock modification
As disclosed in the Current Report on Form 8-K filed on July 30, 2017, Discovery entered into a Preferred Share Exchange Agreement (the “Exchange Agreement”) with Advance/Newhouse Programming Partnership (“ANPP”), pursuant to which Discovery agreed to issue a number of shares of a newly designated Discovery Series A-1 preferred stock, and a number of shares of a newly designated Discovery Series C-1 preferred stock, (collectively, the "New Preferred Stock") to ANPP in exchange for all of ANPP’s shares of Discovery Series A preferred stock and all of ANPP’s shares of Discovery Series C preferred stock, respectively (the "Exchange"). The terms of the Exchange resulted in ANPP’s aggregate voting and economic rights before the Exchange being equal to their aggregate voting and economic rights after the Exchange. The terms of the Exchange Agreement also provided that certain of the shares of Discovery Series C-1 preferred stock received by ANPP in the Exchange (including the Discovery Series C common stock into which such shares are convertible) are subject to transfer restrictions on the terms set forth in the Exchange Agreement. While subject to transfer restrictions, such shares may be pledged in certain bona fide financing transactions, but may not be pledged in connection with hedging or similar transactions.
On August 7, 2017, upon the terms set forth in the Exchange Agreement, Discovery and ANPP completed the Exchange. Immediately following the Exchange, ANPP’s beneficial ownership of the aggregate number of shares of Discovery’s Series A Common Stock (the “Series A Common Stock”) and Series C Common Stock (the “Series C Common Stock”), into which the New Preferred Stock received by ANPP in the Exchange are convertible, remained unchanged as follows:

Pre-Exchange				Post-Exchange
Shares held prior to the Amendment		Converts into Common Stock		Shares Issued Subsequent to the Amendment		Converts into Common Stock
Series A Preferred Stock	70,673,242	Common A	70,673,242	Series A-1 Preferred Stock	7,852,582	Common A	70,673,242
		Common C	70,673,242	Series C-1 Preferred Stock	3,649,573	Common C	70,673,242
Series C Preferred Stock	24,874,370	Common C	49,748,740	Series C-1 Preferred Stock	2,569,020	Common C	49,748,740
Prior to the Exchange Agreement the Series A Preferred Stock had a carrying value of $108 million as a class of securities and each share of Series A Preferred Stock was convertible into one share of Series A Common Stock and one share of Series C Common Stock (referred to as the “embedded Series C Common Stock”). Through its ownership of the Series A Preferred Stock, ANPP had the right to elect three directors (the “preferred directors”) and maintained special voting rights on certain matters, including but not limited to blocking rights for material acquisitions, the issuance of debt securities and the issuance of equity securities (collectively, the “preferred rights”). Additionally, ANPP had certain transfer restrictions with respect to its governance rights. Prior to the Exchange Agreement, the Series C preferred stock was considered the economic equivalent of Series C common stock.
Following the Exchange, Series A-1 Preferred Stock and Series C-1 Preferred Stock are convertible into Series A Common Stock and Series C Common Stock, respectively, independently by class of security. The aforementioned preferred rights and transfer restrictions are retained as features of the Series A-1 Preferred Stock in addition to a right of first offer in favor of Discovery should ANPP desire to sell 80% or more of such shares in a “Permitted Transfer” (as defined in the Discovery charter). Following the Exchange, Series C-1 Preferred Stock is considered the economic equivalent of Series C common stock and also maintains certain transfer restrictions.
Discovery considers the legal exchange of the Series A Preferred Stock for Series A-1 Preferred Stock and Series C-1 Preferred Stock to be a modification to the conversion option of the Series A Preferred Stock. Previously, conversion required simultaneous conversion into Series A common stock and Series C common stock. The terms of the Series A-1 Preferred Stock and Series C-1 Preferred Stock allow for the independent conversion of the Series C-1 Preferred Stock without the conversion of Series A-1 Preferred Stock. However, ANPP’s aggregate voting, economic and preferred rights before the Exchange are equal to their aggregate voting, economic and preferred rights after the Exchange. Additionally, the Exchange resulted in the exchange of legal form preferred stock for new legal form preferred stock.
Discovery valued the securities immediately prior to and immediately after the Exchange and determined that the Exchange increased the fair value of ANPP’s preferred stock by $35 million from $3.340 billion to $3.375 billion, or 1.05%, which was not considered significant in the context of the total value of the preferred stock. On the basis of the qualitative and quantitative factors noted above, Discovery does not believe the Exchange is considered significant and does not reflect an extinguishment of the previously issued preferred stock for accounting purposes. Accordingly, Discovery has accounted for the exchange of the previously issued preferred stock as a modification, which is measured as the increase in fair value of the preferred stock, or $35 million.
In connection with the Exchange Agreement, ANPP also entered into a voting agreement with Discovery and Scripps (the “ANPP Voting Agreement”). The ANPP Voting Agreement required that ANPP vote its shares of Discovery Series A Preferred Stock to approve the issuance of shares of Series C common stock in connection with the Merger as contemplated by the Merger Agreement. As the $35 million of incremental value was transferred to ANPP in exchange for consent with respect to the Scripps transaction, the Company determined that the incremental amount should be expensed as merger transaction costs. The expense of $35 million is considered non-recurring and therefore has been eliminated from selling, general and administrative expenses in the unaudited pro forma condensed combined statement of operations.

(l) Noncontrolling interests
The preliminary fair value of the noncontrolling interests of Scripps, using equally weighted income and market valuation approaches, is $2.1 billion. A pro forma adjustment of $1.7 billion was recorded to reflect the fair value of $2.1 billion and the elimination of the historical carrying value of $333 million.

(m) Income tax expense
Reflects the income tax effect of the pro forma adjustments, which was calculated using a blended 37% U.S. federal, state and local statutory tax rate, net of federal tax benefit. The assumed rate is based on the statutory rates applicable in 2017. The effective tax rate of the combined company could be significantly different from what is presented in these unaudited pro forma financial statements for a variety of reasons, including post-acquisition activities, and the impact of the tax reform legislation enacted in the United States on December 22, 2017, which is generally effective in 2018.

(n) Net loss per share
Discovery's net loss per share calculation follows the two-class method, which distinguishes between the classes of securities based on the proportionate participation rights of each security type in Discovery's undistributed income. Discovery's Series A, B and C common stock and the Series C-1 convertible preferred stock are treated as one class for purposes of applying the two-class method, because they have substantially equal rights and share equally on an as-converted basis with respect to income and loss available to Discovery. In connection with the acquisition, Scripps' shareholders will receive, in part, stock consideration in the form of Discovery's Series C common stock (Note 2). Net loss per share adjustments to the unaudited pro forma financial statements reflect adjustments to Discovery's two-class method calculation for net loss per share based on the stock consideration to be received by Scripps' shareholders. Pro forma combined weighted average shares outstanding amounts also reflect the impact of the stock consideration to be received by Scripps' shareholders in connection with the Merger.
For the year ended December 31, 2017, pro forma combined basic net loss per share is calculated using the historical Discovery weighted average shares outstanding during the period plus the assumed issuance of 139 million Discovery Series C common stock to Scripps shareholders (see Note 2). On January 1, 2017, loss per share was calculated using undistributed income available to Discovery common stockholders.
The pro forma combined weighted average loss per basic shares outstanding was calculated as follows (in millions, except per share amounts).

Year Ended December 31, 2017
Pro Forma net loss available to Discovery Communications, Inc. Series A, B and C common stockholders for basic net income per share	$(211)
Weighted average Discovery series A, B and C common shares outstanding - basic	384
Discovery series C common shares issued for Scripps acquisition	139
Pro forma combined weighted average Discovery series A, B and C common basic shares outstanding - basic	523
Pro forma combined basic net loss per share available to the Registrant's common stockholders	$(0.40)
Pro forma combined weighted average loss per share outstanding with dilution was calculated as follows (in millions, except per share amounts).

Year Ended December 31, 2017
Pro Forma net loss available to Discovery Communications, Inc. Series A, B and C common stockholders for diluted net income per share	$(289)
Weighted average Discovery series A, B and C common shares outstanding - diluted	576
Discovery series C common shares issued for Scripps acquisition	139
Pro Forma combined weighted average Discovery series A, B and C common shares outstanding - diluted	715
Pro Forma combined diluted net loss per share available to the Registrant's common stockholders	$(0.40)
The weighted-average number of shares outstanding for the computation of diluted loss per share does not include 2 million of Discovery's share-based awards, as the effects of these potentially outstanding shares would be anti-dilutive.

(o) Other income (expense), net
In conjunction with the Merger, the Company entered into $4 billion notional amount of interest rate contracts used to economically hedge a portion of the senior notes issued on September 21, 2017. These interest rate contracts were settled on September 21, 2017 and did not receive hedging designation. The Company recognized a $98 million loss in connection with these interest rate contracts, which has been reflected as a component of other (expense) income, net on the Company's consolidated statement of operations. Also reflected as a component of other (expense) income is interest income of $21 million earned as of December 31, 2017 on the cash proceeds of the $6.8 billion senior notes issued on September 21, 2017. A pro forma adjustment of $77 million has been reflected to eliminate the net non-recurring impact of the loss on the interest rate contracts and interest income earned on the proceeds from the debt issued to finance the Scripps acquisition.